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                                                                      EXHIBIT 99


(BW)(TECHNICLONE/PEREGRINE)(TCLN) Techniclone announces agreement to acquire Peregrine Pharmaceuticals

Business Editors

        TUSTIN, Calif. -- (BUSINESS WIRE) -- Jan. 16, 1997 -- Techniclone Corporation (NASDAQ:TCLN), a biotechnology company engaged in the research, development and commercialization of therapeutics to treat cancer announced today that it has entered into an agreement with several major stockholders of Peregrine Pharmaceuticals, Inc. to acquire a majority of the shares of Peregrine.

        Upon completion of the stock for stock exchange, Techniclone will own a controlling interest in Peregrine. Peregrine, a privately-held company based in Princeton, New Jersey, is a biotechnology firm developing a new type of cancer treatment known as Vascular Targeting Agents (VTAs), which are a second generation of therapies to emerge from research in tumor angiogenesis. Tumor angiogenesis is the formation of blood vessels and capillaries, which is necessary for tumor growth.

        Peregrine has 1,125,390 shares of stock outstanding. If all of Peregrine's Stockholders elect to enter into the agreement with Techniclone to exchange their shares for shares of Techniclone common stock, Techniclone will issue approximately 4,725,000 shares to acquire all of Peregrine's stock. The actual number of shares to be issued by Techniclone is subject to adjustment based on the amount of Peregrine liabilities assumed by Techniclone at the closing date.

        Peregrine scientists have been developing agents which selectively clot, or coagulate, the solid tumor vessels and capillaries, blocking the flow of oxygen and nutrients to underlying tumor tissue, which then starves the tumor. In preclinical studies, clotting occurred within hours of treatment, creating an avalanche of cell death in the underlying tumor tissue, leaving nearby healthy tissue intact and fully functional. Similar to Techniclone's patented Tumor Necrosis Therapy (TNT) technology, Peregrine's VTAs are believed to be universally effective against most solid tumor cancers through the administration of a single agent, with little or no toxicity. Key scientific research for Peregrine takes place at the University of Texas Southwestern Medical Center, under the leadership of Philip Thorpe, Ph.D., who is a co-founder of Peregrine and the inventor of VTA.

        "The potential synergy the Peregrine acquisition creates is exciting. We look forward to working with their scientific team, led by Dr. Thorpe, to further improve and expand Techniclone's product pipeline," said Techniclone Director of Scientific Affairs, Alan L. Epstein, M.D., Ph.D. "VTAs create large amounts of necrosis (cell death) in solid tumors, and TNT works by targeting those necrotic (dead) areas. Increasing the amount of necrotic tissue within the tumor is expected to increase the efficacy of Tumor Necrosis Therapy. Although TNT and VTA technologies are designed to be used independently of each other, a powerful "one-two punch" could be created by pre-treating with VTAs and subsequently treating with TNT. We believe this combination could bring about an entirely new approach to solid tumor cancer treatment, with Techniclone at the forefront."

        "We are enthusiastic about the potential that the acquisition of Peregrine offers," said Techniclone CEO Lon H. Stone. "Peregrine has acquired rights to all of the known patents and patent applications covering the vascular targeting field, and is also a licensee of several other key patents and patent applications covering specific components and targeting mechanisms used by its VTA drug compounds.
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Peregrine's VTAs are not yet in clinical trials and are at least 18 months behind the expected clinical testing of TNT. The acquisition helps ensure a continuous flow of new and complementary products to the market into the foreseeable future. Because of common production methods and disease focus, the continued preclinical development of VTAs should not have a significant impact on Techniclone's near-term capital expenditure program."

        Closing of the transaction is currently scheduled to take place in early 1997. Peregrine's co-founder and CEO, Jennifer H. Lobo, will serve as a consultant to Techniclone, focusing on business financing, technology licensing and corporate joint ventures. Ms. Lobo has extensive background as a venture capitalist and biotechnology strategist, having been previously a founder of Domain Associates and a partner with Rothschild Ventures, Inc.

        Techniclone Corporation's (NASDAQ:TCLN) most advanced drug development program is LYM-1. LYM-1 is a non-Hodgkin's B-cell lymphoma therapy product currently being studied in a multi-center U.S. Phase II/III clinical trial. The Company intends to initiate a U.S. clinical trial of its Tumor Necrosis Therapy
(TNT) product in 1997. Clinical trials for its patented Vasopermeation Enhancement (VE) and Vascular Targeting Agents (VTAs) products are being planned. Additional information on Techniclone Corporation is located at Internet web site www.Techniclone.com.

        This release contains certain forward looking statements that involve a number of risks and uncertainties. Actual events or results may differ from the Company's expectations.


CONTACT: Nicole Scarcello
         Investor Relations Manager
         (714) 838-0500
                or
         Cynthia DeMonte
         Institutional Investor Contact
         (212) 866-7733